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                                                                     Exhibit 4.1


                       INTERACTIVE SYSTEMS WORLDWIDE INC.

                   CERTIFICATE OF DESIGNATION OF PREFERENCES,
                             RIGHTS AND LIMITATIONS
                                       OF
                     SERIES C 6% CONVERTIBLE PREFERRED STOCK

                         PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW

        The undersigned, Bernard Albanese and James McDade, do hereby certify that:

                1. They are the President and Secretary, respectively, of Interactive Systems Worldwide Inc., a Delaware corporation (the "Corporation").

                2. The Corporation is authorized to issue 2,000,000 shares of preferred stock, 63,000 of which have been issued.

                3. The following resolutions were duly adopted by the Board of
Directors:

        WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 2,000,000 shares, $0.001 par value, issuable from time to time in one or more series;

        WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any Series and the designation thereof, of any of them; and

        WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Securities Purchase Agreement, dated as of August 3, 2005 (the "Purchase Agreement") 4,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

        NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

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                            TERMS OF PREFERRED STOCK

         Section 1. Definitions.

         (a) Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

         "Acquiring Corporation" shall have the meaning set forth in Section
7(d).

         "Acquiring Corporation Common Stock" shall have the meaning set forth in Section 7(d).

         "Acquisition Closing" shall have the meaning set forth in Section 7(d).

         "Alternate Consideration" shall have the meaning set forth in Section 7(d).

         "Automatic Conversion Fundamental Transaction" shall have the meaning set forth in Section 7(d).

         "Bankruptcy Event" means the Corporation or any of its Subsidiaries (other than any inactive Subsidiary so designated on the Disclosure Schedule to the Purchase Agreement, unless they have become active in the business or finances of the Corporation) ("Subsidiary") shall commence, or there shall be commenced against the Corporation or any such Subsidiary, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Corporation commences any other similar proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Corporation or any Subsidiary thereof or there is commenced against the Corporation or any Subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Corporation or any Subsidiary thereof is adjudicated insolvent or bankrupt; or any order of relief or other similar order approving any such case or proceeding is entered; or the Corporation or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Corporation or any Subsidiary thereof makes a general assignment for the benefit of creditors; or the Corporation shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Corporation or any Subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Corporation or any Subsidiary thereof shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Corporation or any Subsidiary thereof for the purpose of effecting any of the foregoing.

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         "Base Conversion Price" shall have the meaning set forth in Section
7(b).

         "Buy-In" shall have the meaning set forth in Section 6(e)(iii).

         "Capital Shares" means the Common Stock and any shares of any other class of common stock or preferred stock, whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Corporation.

         "Capital Shares Equivalents" means any securities, rights or obligations that are convertible into or exchangeable for or give any right to subscribe for or purchase, directly or indirectly, any Capital Shares or any warrants, options or other rights to subscribe for or purchase, directly or indirectly, Capital Shares or any such convertible or exchangeable securities.

         "Change of Control Transaction" means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 40% of the voting securities of the Corporation other than by any of the Holders and/or their Affiliates acting alone or with any other Person, or
(ii) a replacement at one time or within a one year period of more than one-half of the members of the Corporation's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (iii) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth above in (i) or (ii).

         "Closing Date" means the Trading Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Holders' obligations to pay the Subscription Amount and (ii) the Corporation's obligations to deliver the Securities, have been satisfied or waived.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" means the Corporation's common stock, par value $0.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

         "Conversion Amount" means the sum of the Stated Value at issue.

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         "Conversion Date" shall have the meaning set forth in Section 6(a).

         "Conversion Price" shall have the meaning set forth in Section 6(b).

         "Conversion Shares" means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

         "Dividend Payment Date" shall have the meaning set forth in Section
3(a).

         "Dilutive Issuance" shall have the meaning set forth in Section 7(b).

         "Dilutive Issuance Notice" shall have the meaning set forth in Section 7(b).

         "Effective Date" means the date that the Registration Statement is first declared effective by the Commission.

         "Equity Conditions" shall mean, during the period in question, (i) the Corporation is not in default in honoring all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Conversion, if any, (ii) all liquidated damages and other amounts owing in respect of the Preferred Stock shall have been paid; (iii) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents (and the Corporation has no knowledge that such effectiveness will not continue for the foreseeable future) subject to the provisions of Section 2(b) of the Registration Rights Agreement, (iv) the Common Stock is trading on the Principal Market and all of the shares issuable pursuant to the Transaction Documents are listed for trading on a Principal Market (and the Corporation has no knowledge that trading of the Common Stock on a Principal Market will not continue for the foreseeable future), (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to the Transaction Documents, (vi) there is then existing no Event of Default or event which, with the passage of time or the giving of notice, would constitute and Event of Default and (vii) all of the shares issued and still owned by a Holder or issuable pursuant to the Transaction Documents in full, ignoring for such purposes any conversion or exercise limitation therein, would not violate the limitations set forth in Sections 6(c) and 6(d) and (viii) no public announcement of a pending or proposed Fundamental Transaction or material acquisition transaction has occurred that has not been consummated.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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         "Exempt Issuance" means (a) the granting, exercise or issuance of
Capital Shares or Capital Shares Equivalents to employees, officers, directors, or consultants (provided that in the case of consultants, such issuance of Capital Shares and/or grants of Capital Share Equivalents does not exceed, in the aggregate, 200,000 Capital Shares or Capital Shares Equivalents convertible into or exchangeable for 200,000 Capital Shares, per any 12 month period) pursuant to any stock option plan agreement or arrangement duly adopted or approved by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, or (b) upon the conversion of any Preferred Stock or any Warrant or security issued by the Corporation in connection with the offer and sale of the Corporation's Securities pursuant to the Purchase Agreement, or (c) the issuance of any Common Stock as payment of interest with respect to any shares of Preferred Stock or for payment of principal of, or interest on, the Corporation's 7.5% Convertible Debentures due April 1, 2006 ("Prior Debentures") or the issuance of any Common Stock upon conversion, or upon payment of any dividends on, the Corporations Series B Preferred Stock ("Prior Preferred Stock") or (d) upon the exercise of or conversion of any Capital Shares Equivalents (including the Prior Debentures and the warrants issued by the Corporation in November, 2003 and the Prior Preferred Stock and the warrants issued by the Corporation in November 2004), rights, options or warrants issued and outstanding on the Original Issue Date, provided, other than with respect to issuances of Common Stock in lieu of monthly cash redemption payments to the holders of the Prior Debenture, such securities have not been amended in order to reduce the exercise or conversion price thereof or increase the number of shares issuable thereunder since the date of the Purchase Agreement except as a result of the Purchase Agreement, or (e) issuance of securities in connection with acquisitions, mergers, joint ventures, strategic investments, or strategic partnering arrangements, the primary purpose of which is not to raise capital.

         "Fundamental Transaction" shall have the meaning set forth in Section 7(d).

         "Holder" shall have the meaning given such term in Section 2.

         "Junior Securities" means the Common Stock and all other equity or equity equivalent securities of the Corporation other than those securities that are (a) outstanding on the Original Issue Date and (b) which are explicitly senior or pari passu in rights or liquidation preference to the Preferred Stock.

         "Liquidation" shall have the meaning given such term in Section 5.

         "New York Courts" shall have the meaning given such term in Section 11(d).

         "Notice of Conversion" shall have the meaning given such term in
Section 6(a).

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         "Optional Redemption Amount" shall mean the sum of (i) 115% of the aggregate Stated Value then outstanding, (ii) accrued but unpaid dividends and
(iii) all liquidated damages and other amounts due in respect of the Preferred Stock.

         "Optional Redemption Notice" shall have the meaning set forth in
Section 8(b).

         "Optional Redemption Notice Date" shall have the meaning set forth in
Section 8(b).

         "Original Issue Date" shall mean the date of the Purchase Agreement.

         "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

         "Principal Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange or the Nasdaq National Market and, with respect to Section 7(d) as to Acquiring Corporation Common Stock, any of the aforementioned markets or exchanges and the London Stock Exchange.

         "Prior Debenture" shall have the meaning given such term in the definition of Exempt Issuance.

         "Prior Preferred Stock" shall have the meaning given such term in the definition of Exempt Issuance.

         "Purchase Agreement" means the Securities Purchase Agreement, dated as of August 3, 2005, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

         "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, to which the Corporation and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

         "Registration Statement" means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all of the Conversion Shares by each of the Holders, who shall be named as a "selling stockholder" thereunder, all as provided in the Registration Rights Agreement.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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         "Share Delivery Date" shall have the meaning given such term in Section
6(e).

         "Stated Value" shall have the meaning given such term in Section 2.

         "Subscription Amount" shall mean, as to each Purchaser, the amount to be paid by such Purchaser for the Preferred Stock purchased pursuant to the Purchase Agreement and as specified below such Purchaser's name on the signature page of the Purchase Agreement and next to the heading "Subscription Amount", in United States Dollars and in immediately available funds.

         "Subsidiary" shall have the meaning given to such term in the Purchase Agreement.

         "Trading Day" means a day on which the Principal Market shall be open for business.

         "Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

         "Triggering Event" shall have the meaning set forth in Section 9(a).

         "Triggering Redemption Amount" for each share of Preferred Stock means the sum of (i) the greater of (A) 120% of the Stated Value and (B) the product of (a) the average of the 5 VWAPs of Common Stock for the Trading Days immediately preceding the date of the Triggering Event and (b) the Stated Value divided by the then Conversion Price, (ii) all accrued but unpaid dividends thereon and (iii) all liquidated damages and other amounts due in respect of the Preferred Stock.

         "Triggering Redemption Payment Date" shall have the meaning set forth in Section 9(b).

         "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Principal Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Principal Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Common Stock is not then listed or quoted on a Principal Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported prior to the day in question; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by a majority in interest of the Holders and reasonably acceptable to the Corporation.

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         (b) Interpretation. Unless the context otherwise requires, the terms defined in this Section 1 shall have the meanings herein specified for all purposes of this Certificate of Designation or the Purchase Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Certificate of Designation to a Section, such reference shall be to a Section of this Certificate of Designation unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Certificate of Designation, they shall be deemed to be followed by the words "without limitation." The use of any gender herein shall be deemed to include the neuter, masculine and feminine genders wherever necessary or appropriate. When any matter is disclosed (a) in any Transaction Document (including any exhibit or schedule thereto), (b) any place in the Disclosure Schedule, or (c) except with respect to Sections 3.1(g), 3.1(s), 3.1(u), 3.1(w), 3.1(dd), 3.1(ee), 3.1(gg), 3.1(hh), 3.1(ii), 3.1(jj) and 3.1(kk)
of the Purchase Agreement and with respect to Section 6(b) and Section 6(c) of the Registration Rights Agreement, in the Corporation's most recent Form 10-KSB, the Proxy Statement for the 2005 Annual Meeting of Shareholders, the forms 10-QSB for the quarters ended December 31, 2004 and March 31, 2005, and all press releases issued after the filing of the Form 10-QSB for the quarter ended March 31, 2005 and prior to the Closing Date, such matter shall be deemed to have been disclosed to all of the Purchasers for all purposes pursuant to all of the Transaction Documents. If any period of time for the performance under the Transaction Documents ends on a day that is not a Trading Day, such period of time shall be automatically extended to end at the end of the next succeeding Trading Day.

         Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series C 6% Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 4,000 (which shall not be subject to increase without the consent of all of the holders of the Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $1,000 (the "Stated Value"). Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 1 hereof.

         Section 3. Dividends.

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         a) Holders shall be entitled to receive and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 6% per annum (subject to increase pursuant to Section 9(b)), payable quarterly on January 1, April 1, July 1 and October 1, beginning with the first such date after the Original Issue Date and on any Conversion Date as to the Stated Value of the shares being converted (except that, if such date is not a Trading Day, the payment date shall be the next succeeding Trading
Day)(each such date, a "Dividend Payment Date"). The form of dividend payments to each Holder shall be made in the following order: (i) if funds are legally available for the payment of dividends and the Equity Conditions have not been met, in cash only, (ii) if funds are legally available for the payment of dividends and the Equity Conditions have been met, at the sole election of the Corporation, in cash or shares of Common Stock which shall be valued solely for such purpose at 90% of the average of the 20 VWAPs immediately prior to the Dividend Payment Date; (iii) if funds are not legally available for the payment of dividends and the Equity Conditions have been met, in shares of Common Stock which shall be valued at 90% of the average of the 20 VWAPs immediately prior to the Dividend Payment Date; (iv) if funds are not legally available for the payment of dividends and the Equity Conditions relating to registration have been waived by such Holder, as to such Holder only, in unregistered shares of Common Stock which shall be valued at 90% of the average of the 20 VWAPs immediately prior to the Dividend Payment Date; and (v) if funds are not legally available for the payment of dividends and the Equity Conditions have not been met, then, at the election of such Holder, such dividends shall accrue to the next Dividend Payment Date or shall be accreted to the outstanding Stated Value. The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 6. Within 3 Trading Days after the Closing Date the Corporation shall have notified the Holders whether or not it may lawfully pay cash dividends. The Corporation shall promptly notify the Holders at any time the Corporation shall become able or unable, as the case may be, to lawfully pay cash dividends. If at any time the Corporation has the right to pay dividends in cash or Common Stock, the Corporation must provide the Holder with at least 20 Trading Days' notice of its election to pay a regularly scheduled dividend in Common Stock (the Corporation may indicate in such notice that such election shall continue for subsequent dividend payments until revised by the Corporation). Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder. Any dividends, whether paid in cash or shares, that are not paid within three Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 12% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the Dividend Payment Date through and including the date of payment).

         b) So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities. So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 6 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder) upon, nor shall any distribution be made in respect of, any Junior Securities so long as any dividends due on the Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock.

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         c) The Corporation acknowledges and agrees that the capital of the
Corporation (as such term is used in Section 154 of the General Corporation Law of Delaware) in respect of the Preferred Stock and any future issuances of the Corporation's capital stock shall be equal to the aggregate par value of such Preferred Stock or capital stock, as the case may be, and that, on or after the date of the Purchase Agreement, it shall not increase the capital of the Corporation with respect to any shares of the Corporation's capital stock issued and outstanding on such date. The Corporation also acknowledges and agrees that it shall not create any special reserves under Section 171 of the General Corporation Law of Delaware without the prior written consent of each Holder.

         Section 4. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate of incorporation or other charter documents so as to affect adversely any rights of the Holders, (d) increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

         Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be treated as an event of Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

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         Section 6. Conversion.

         a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into that number of shares of Common Stock (subject to the limitations set forth in Sections 6(c) and (d)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price, at the option of the Holder, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by delivering to the Corporation the form of conversion notice attached hereto as Annex A (a "Notice of Conversion"). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, which shall not be less than $50,000 Stated Value of Preferred Stock unless less than $50,000 of Stated Value of such Holder's Preferred Stock remains outstanding, in which case it shall be for the full amount outstanding, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation by facsimile and shall not be more than 10 Trading Days after the delivery of the Notice of Conversion (the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. To effect conversions of shares of Preferred Stock, a Holder shall not be required to physically surrender the certificate(s) representing such shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such share of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

         b) Conversion Price. The conversion price for the Preferred Stock shall equal $3.75 (the "Conversion Price"), subject to adjustment herein.

         c) Beneficial Ownership Limitation. The Corporation shall not effect any conversion or issuance of Common Stock of shares of Preferred Stock and a Holder shall not have the right to convert any shares of Preferred Stock, pursuant to Section 6(a) or otherwise, to the extent that after giving effect to such conversion or issuance, such Holder (together with such Holder's Affiliates) would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion or issuance. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock or otherwise issuable pursuant to this Certificate of Designation with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Stated Value of Preferred Stock beneficially owned by the Holder or any of its Affiliates or otherwise issuable pursuant to the outstanding shares of Preferred Stock not subject to such issuance beneficially owned by such Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including any other debentures, warrants, preferred stock or the Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(b), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. (To the extent that the limitation contained in this Section 6(b) applies, the determination of whether Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of which shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder's determination of whether the Preferred Stock may be converted (in relation to other securities owned by such Holder) and which shares of Preferred Stock are convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, each Holder shall be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 6(b), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (x) the Corporation's most recent Form 10-QSB or Form 10-KSB, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other notice by the Corporation or the Corporation's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by a Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 6(b) may be waived by any Holder upon, at the election of such Holder, not less than 61 days' prior notice to the Corporation, and the provisions of this Section 6(b) shall continue to apply until such 61st day (or such later date, as determined by such Holder, as may be specified in such notice of waiver). The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 6(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended 4.99% beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 4.99% limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock. The holders of Common Stock of the Corporation shall be third party beneficiaries of this Section 6(c) and the Corporation may not waive this Section 6(c) without the consent of holders of a majority of its Common Stock.

         d) Limitation on Number of Shares Issuable. Unless the Corporation first obtains Shareholder Approval, the Corporation may not issue upon conversion of the Preferred Stock, a number of shares of Common Stock, which, when, aggregated with any shares of Common Stock issued prior to such Conversion Date (A) upon conversion of or as payment of dividends on the Preferred Stock and (B) upon exercise of those certain warrants issued pursuant to that certain Purchase Agreement, would exceed 19.999% of the number of shares of Common Stock outstanding on the Trading Day immediately preceding the Original Issue Date, or such greater number of shares of Common Stock permitted pursuant to the corporate governance rules of the Nasdaq SmallCap Market or such other exchange or market, that is at the time the principal trading exchange or market for the Common Stock, based upon share volume, as confirmed in writing by counsel to the Corporation (the "Maximum Aggregate Share Amount"). Each Holder shall be entitled to a portion of the Maximum Aggregate Share Amount equal to the quotient obtained by dividing (x) such the number of shares of Preferred Stock initially purchased by such Holder by (y) the aggregate number of shares purchased by all Holders. Such portions shall be adjusted upward ratably in the event all of the shares of Preferred Stock of any Holder are no longer outstanding. If at any time the number of shares of Common Stock which could, notwithstanding the limitation set forth herein, be issuable and sold to all Holders during the following 12 months (assuming all dividends are paid in shares of Common Stock during such period of determination based upon the VWAP at the time of any such determination) equals or exceeds the Maximum Aggregate Share Amount, then the Corporation shall, subject to any requirements in the Purchase Agreement to act sooner, use commercially reasonable efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 75th day after the date in which the Corporation determines (or is notified by any Holder) that the Maximum Aggregate Share Amount could be exceeded and shall continue to seek to obtain Shareholder Approval every 75 days until such Shareholder Approval is obtained.

         e) Mechanics of Conversion

                  i. Delivery of Certificate Upon Conversion. Not later than five Trading Days after each Conversion Date (the "Share Delivery Date"), the Corporation shall deliver to the Holder (A) a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, and (B) a check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash) on the Stated Value of the Preferred Stock then being converted. After the Effective Date, the Corporation shall, upon request of the Holder, use commercially reasonable efforts deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the seventh Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

                  ii. Obligation Absolute; Partial Liquidated Damages. The Corporation's obligations to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares; provided, however, such delivery shall not operate as a waiver by the Corporation of any such action the Corporation may have against the Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Preferred Stock shall have been sought and obtained. In the event any such injunction is issued, all time periods applicable to the Corporation relating to conversion of Preferred Stock shall be tolled until such injunction is removed. In the absence of an injunction precluding the same, the Corporation shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 6(e)(i) on or before the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Preferred Stock being converted, $25 per Trading Day (increasing to $50 per Trading Day after 3 Trading Days after such damages begin to accrue and increasing to $100 per Trading Day 6 Trading Days after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

                  iii. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 6(e)(i) by the applicable Share Delivery Date, and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder anticipated receiving, and was entitled to receive, upon the conversion relating to such Share Delivery Date (a "Buy-In"), then the Corporation shall pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price of the Common Stock at the time of the sale (including brokerage commissions, if any) at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the aggregate sale price (including brokerage commissions, if any) giving rise to such purchase obligation is $10,000, the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with documentary evidence of the actual Buy-In and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof. Notwithstanding anything contained herein to the contrary, if a Holder requires the Corporation to make a payment in respect of a Buy-In for the failure to timely deliver certificates hereunder and the Corporation timely pays in full such payment, the Corporation shall not be required to pay such Holder liquidated damages under Section 6(e)(ii) in respect of the certificates resulting in such Buy-In.

                  iv. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Registration Statement is then effective under the Securities Act, registered for public sale in accordance with such Registration Statement.

                  v. Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If the Corporation elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                  vi. Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

         Section 7. Certain Adjustments.

         a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to this Preferred Stock or the Prior Preferred Stock, including as payment of the dividend thereon, or the Prior Debentures, including as payment of the interest or principal thereon), (B) subdivide its outstanding shares of Common Stock into a larger number of shares,
(C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

         b) Subsequent Equity Sales. If the Corporation or any Subsidiary thereof, as applicable, at any time while Preferred Stock is outstanding, issues or sells, or is deemed to have issued or sold, any Common Stock or Capital Shares Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Conversion Price (such lower price, the "Base Conversion Price" and such issuances collectively, a "Dilutive Issuance"), as adjusted hereunder (if the holder of the Common Stock or Capital Shares Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions (but excluding customary anti-dilution protection), floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then the Conversion Price shall be reduced to equal the Base Conversion Price. The Corporation shall notify the Holder in writing, no later than 3 Trading Days following the issuance of any Common Stock or Capital Shares Equivalents subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms (such notice the "Dilutive Issuance Notice"). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this
Section 7(b), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive a number of Conversion Shares based upon the Base Conversion Price regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion. Notwithstanding the foregoing, to the extent Conversion Shares (or securities convertible into or exchangeable for shares of Common Stock) are not delivered, upon 5 Trading Days prior written notice to the Holder, the Conversion Price shall be readjusted after the expiration of such rights, options, or warrants (but only with respect to Preferred Stock exercised after such expiration), to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made upon the basis of delivery of only the number of shares of Conversion Shares (or securities convertible into or exchangeable for such Conversion Shares) actually issued. In case any subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive absent manifest error.

         c) Pro Rata Distributions. If the Corporation, at any time while Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above. Notwithstanding the foregoing, to the extent Conversion Shares (or securities convertible into or exchangeable for shares of Common Stock) are not delivered, upon 5 Trading Days prior written notice to the Holder, the Conversion Price shall be readjusted after the expiration of such rights, options, or warrants (but only with respect to Preferred Stock exercised after such expiration), to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made upon the basis of delivery of only the number of shares of Conversion Shares (or securities convertible into or exchangeable for such Conversion Shares) actually issued. In case any subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Corporation, whose determination shall be conclusive absent manifest error.

         d) Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person in which the Corporation is not the surviving entity, (B) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder's right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(d) and ensuring that this Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. Notwithstanding anything herein to the contrary, if (i) the Corporation effects any Fundamental Transaction with another corporation in which the Corporation is not the surviving entity (such corporation, the "Acquiring Corporation") pursuant to which the shareholders of the Corporation receive free trading shares of common stock of the Acquiring Corporation ("Acquiring Corporation Common Stock") and (ii) the daily trading volume of the Acquiring Corporation Common Stock on a Principal Market equals or exceeds $500,000 for each of the 20 Trading Days immediately prior to the date on which definitive agreements relating to such Fundamental Transaction have been signed (such date, the "Acquisition Signing", such period, "Threshold Period" and a transaction meeting the conditions set forth in clauses (i) and (ii) above, an "Automatic Conversion Fundamental Transaction")), then, on the date such Fundamental Acquisition closes ("Fundamental Acquisition Closing"), each share of outstanding Preferred Stock shall automatically convert into a number of shares of free trading Acquiring Corporation Common Stock equal to 110% the Stated Value divided by the average of the daily volume weighted average price of the Acquiring Corporation Common Stock during the 20 Trading Days immediately prior to the date of the Fundamental Acquisition Closing (or the nearest preceding date). The daily volume weighted average price of the Acquiring Corporation Common Stock shall be determined on the Principal Market on which the Acquiring Corporation Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time). Prior to the date of the Fundamental Acquisition Closing, the Holders shall have the right to voluntarily convert their shares of Preferred Stock into Conversion Shares pursuant to Section 4(a).

         e) Exempt Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 7 in respect of an Exempt Issuance.

         f) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

         g) Notice to Holders.

                  i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section 7, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If the Corporation issues enters into a Variable Rate Transaction (as defined in the Purchase Agreement) or an MFN Transaction (as defined in the Purchase Agreement), despite the prohibition thereon in the Purchase Agreement, the Corporation shall be deemed to have issued Common Stock or Capital Shares Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised in the case of a Variable Rate Transaction, or the lowest possible adjustment price in the case of an MFN Transaction.

                  ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution) on the Common Stock; (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Stock, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Corporation, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert the Conversion Amount of Preferred Stock during the 10-day period commencing the date of such notice to the effective date of the event triggering such notice.

         Section 8. Forced Conversion and Optional Redemption.

         a) Forced Conversion. Notwithstanding anything herein to the contrary, if after the one year anniversary of the Original Issue Date the VWAP for each of any 20 consecutive Trading Days ("Threshold Period"), which 20 consecutive Trading Day period shall have commenced only after such anniversary date, exceeds 200% of the then Conversion Price (as adjusted from time to time as provided herein), the Corporation may, within 3 Trading Days after any such Threshold Period, deliver a notice to the Holder (a "Forced Conversion Notice" and the date such notice is received by the Holder, the "Forced Conversion Notice Date") to cause the Holders to immediately convert all or part of the then outstanding Stated Value of Preferred Stock certificates pursuant to
Section 6(a) and the Holders shall surrender (if all of their Preferred Stock is converted) their Preferred Stock to the Corporation for conversion within 5 Trading Days of the Forced Conversion Notice Date. The Corporation may only effect a Forced Conversion Notice if during the Threshold Period and until the 3rd Trading Day following the Forced Conversion Notice Date, all of the Equity Conditions shall have been met. If any of the Equity Conditions shall cease to be satisfied at any time during the required period, then the Forced Conversion Notice shall be null and void, ab initio. Any Forced Conversions hereunder shall be applied ratably to all Holders based on their initial purchases of Preferred Stock.

         b) Optional Redemption at Election of Corporation. Subject to the provisions of this Section 8, at any time after the 12-month anniversary of the Effective Date, the Corporation may deliver a notice to the Holders (an "Optional Redemption Notice" and the date such notice is deemed delivered hereunder, the "Optional Redemption Notice Date") of its irrevocable election to redeem some or all of the then outstanding shares of Preferred Stock, for an amount, in cash, equal to the Optional Redemption Amount on the 20th Trading Day following the Optional Redemption Notice Date (such date, the "Optional Redemption Date" and such redemption, the "Optional Redemption"). The Optional Redemption Amount is due in full on the Optional Redemption Date. The Corporation may only effect an Optional Redemption if during the period commencing on the Optional Redemption Notice Date through to the date the Optional Redemption Amount is paid in full and all shares issuable upon conversion are issued, each of the Equity Conditions shall have been met. If any of the Equity Conditions shall cease to be satisfied at any time during the required period, then a Holder may elect to nullify the Optional Redemption Notice received by it by notice to the Corporation within 3 Trading Days after the first day on which any such Equity Condition has not been met (provided that if, by a provision of the Transaction Documents the Corporation is obligated to notify the Holders of the non-existence of an Equity Condition, such notice period shall be extended to the third Trading Day after proper notice from the Corporation) in which case the Optional Redemption Notice shall be null and void, ab initio. The Corporation covenants and agrees that it will honor all Notice of Conversions tendered from the time of delivery of the Optional Redemption Notice through the date all amounts owing thereon are due and paid in full.

         c) Redemption Procedure. The payment of cash pursuant to an Optional Redemption shall be made on the Optional Redemption Date. If any portion of the cash payment for an Optional Redemption shall not be paid by the Corporation by the respective due date, interest shall accrue thereon at the rate of 18% per annum (or the maximum rate permitted by applicable law, whichever is less) until the payment of the Optional Redemption Amount, plus all amounts owing thereon is paid in full. Alternatively, if any portion of the Optional Redemption Amount remains unpaid after such date, the Holders subject to such redemption may elect, by written notice to the Corporation given at any time thereafter, to invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary, and, with respect the failure to honor the Optional Redemption, the Corporation shall have no further right to exercise such Optional Redemption. Notwithstanding anything to the contrary in this Section 8, the Corporation's election to exercise an Optional Redemption shall be applied among the Holders of Preferred Stock ratably. The Holders may elect to convert the Stated Value of Preferred Stock outstanding pursuant to Section 6 prior to actual payment in cash for any redemption under this Section 8 by fax delivery of a Notice of Conversion to the Corporation.

         Section 9. Redemption Upon Triggering Events.

         a) "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                  i. the failure of a Registration Statement to be declared effective by the Commission on or prior to the 180th calendar day after the Original Issue Date;

                  ii. if, during the Effectiveness Period, the effectiveness of the Registration Statement lapses for any reason for more than an aggregate of 25 Trading Days (which need not be consecutive days) during any 12 month period, or the Holder shall not be permitted to resell Registrable Securities under the Registration Statement for more than an aggregate of 25 Trading Days (which need not be consecutive days) during any 12 month period; provided, however, that in the event that the Corporation is negotiating a merger, consolidation, acquisition or sale of all or substantially all of its assets or a similar transaction and in the written opinion of counsel to the Corporation, the Registration Statement, would be required to be amended to include information concerning such transactions or the parties thereto that is not available or may not be publicly disclosed at the time, the Corporation shall be permitted an additional 20 consecutive Trading Days during any 12 month period relating to such an event;

                  iii. the Corporation shall fail to deliver certificates representing Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof on or prior to the 5th Trading Day after such shares are required to be delivered hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Preferred Stock in accordance with the terms hereof, which default is not cured if possible to cure within 3 Trading Days of the notice of such default sent by the Holder;

                  iv. one of the Events (as defined in the Registration Rights Agreement) described in subsections (i), (ii) or (iii) of Section 2(b) of the Registration Rights Agreement shall not have been cured to the reasonable satisfaction of the Holders prior to the expiration of 30 days from the Event Date (as defined in the Registration Rights Agreement) relating thereto;

                  v. the Corporation shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In within 10 Trading Days after notice therefor is delivered hereunder;

                  vi. the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

                  vii. the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any material breach of the Transaction Documents, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been remedied within 10 Trading Days after the date on which written notice of such failure or breach shall have been given;

                  viii. any breach of the agreements delivered to the initial Holders at the Closing pursuant to Section 2.2(a)(v) of the Purchase Agreement;

                  ix. the Corporation shall be party to a Change of Control Transaction, Fundamental Transaction (other than an Automatic Conversion Fundamental Transaction) or shall agree to sell or dispose of all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction) or shall redeem or repurchase its outstanding shares of Common Stock or other equity securities of the Corporation for an aggregate purchase price in excess of $250,000 (other than redemption of Conversion Shares and repurchases of shares of Common Stock or other equity securities of departing officers and directors of the Corporation; provided no repurchase shall exceed $100,000 for any officer or director);

                  x. there shall have occurred a Bankruptcy Event;

                  xi. the Common Stock shall fail to be listed or quoted for trading on a Principal Market for more than 10 consecutive Trading Days; or

                  xii. the Common Stock shall fail to be listed or quoted for trading on a Principal Market for more than 10 Trading Days, which need not be consecutive Trading Days, and the Corporation shall not promptly have the Common Stock quoted on the OTC Bulletin Board or shall not use commercially reasonable efforts to have the Common Stock re-listed or re-quoted on the Principal Market or listed or quoted on another Principal Market as soon as reasonably practicable.

         b) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to, (i) with respect to the Triggering Events set forth in Sections 9(a)(iii), (v), (ix) (as to such transactions approved by the Board of Directors of the Corporation), (x)(as to voluntary filings only) and (xii), redeem all of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount; or, (ii) at the option of the Holder and with respect to the Triggering Events set forth in Sections 9(a)(i), (ii),
(iv), (vi), (vii), (viii), (ix) (as to such transactions not approved by the Board of Directors of the Corporation), (x)(as to involuntary filings only) and
(xi), either (A) redeem all of the Preferred Stock then held by such Holder for a redemption price, in shares of Common Stock, equal to a number of shares of Common Stock equal to the Triggering Redemption Amount divided by 90% of the average of the 10 VWAPs immediately prior to the date of election hereunder or
(B) increase the dividend on all of the outstanding Preferred Stock held by such Holder to equal 12% per annum thereafter. The Triggering Redemption Amount, in cash or in shares, if the Corporation elects clauses (i) or (ii)(B) above, shall be due and payable or issuable, as the case may be, within 10 Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the "Triggering Redemption Payment Date"). If the Corporation fails to pay the Triggering Redemption Amount hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section (whether in cash or shares of Common Stock), the Corporation will pay interest thereon at a rate of 15% per annum (or such lesser amount permitted by applicable law), accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Preferred Stock is outstanding until such date as the Holder shall have received Conversion Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount plus all accrued but unpaid dividends and all accrued but unpaid liquidated damages in cash.

         Section 10. Negative Covenants. The Corporation will not and will not permit any of its Subsidiaries to directly or indirectly:

         a) so long as at least 40% of the shares of Preferred Stock issued on the Closing Date are outstanding, other than, up to, in the aggregate $500,000 of new Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

         b) so long as at least 40% of the shares of Preferred Stock issued on the Closing Date are outstanding, enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

         c) so long as any shares of Preferred Stock are outstanding, amend its certificate of incorporation, bylaws or other charter documents so as to materially and adversely affect any rights of any Holder;

         d) so long as any shares of Preferred Stock are outstanding, repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to the Conversion Shares to the extent permitted or required under the Transaction Documents or as otherwise permitted by the Transaction Documents;

         e) so long as any shares of Preferred Stock are outstanding, enter into any agreement with respect to any of the foregoing; or

         f) so long as any shares of Preferred Stock are outstanding, pay cash dividends or distributions on any equity securities of the Corporation, other than the Preferred Stock or the Corporation's Prior Preferred Stock.

         Section 11. Miscellaneous.

         a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above, facsimile number (973) 256-8211, ATTN: CHIEF FINANCIAL OFFICER or such other addresses or facsimile numbers as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 4(g), WITH COPIES THEREOF (WHICH COPIES SHALL BE REQUIRED TO BE DELIVERED FOR SUCH NOTICE TO BE EFFECTIVE) TO EACH OF (1) FRIEDMAN KAPLAN SEILER & ADELMAN LLP, 1633 BROADWAY, 46TH FLOOR, NEW YORK, NY 10019-6708, ATTENTION: RICHARD M. HOFFMAN, ESQ., FACSIMILE NUMBER
(212) 833-1250, AND GLOBAL INTERACTIVE GAMING LTD., CENTRE POINT TOWER, 103 NEW OXFORD STREET, LONDON WC1A 100, ATTENTION: STEVEN SALMON, FACSIMILE NUMBER +44-207-663-8951. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time) on a Trading Day and an electronic confirmation of delivery is received by the sender, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) three Trading Days following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications are those set forth on the signature pages hereof, or such other address as may be designated in writing hereafter, in the same manner, by such Person.

         b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

         c) Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall issue or caused to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

         d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Certificate of Designation and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, borough of Manhattan (the "New York Courts"). Each party hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that the New York Courts are an improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

         e) Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

         f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

         g) Next Trading Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Trading Day, such payment shall be made on the next succeeding Trading Day.

         h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.


                              *********************

RESOLVED, FURTHER, that the Chief Executive Officer, President, Chief Financial Officer and Secretary of the Corporation be, and each of them acting individually hereby is, authorized and empowered in the name and on behalf of the Corporation, to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and provisions of Delaware law.

            IN WITNESS WHEREOF, the undersigned have executed this Certificate this 3rd day of August, 2005.

/s/ Bernard Albanese                            /s/ James McDade
Name: Bernard Albanese                          Name: James McDade
Title: President                                Title: Chief Financial Officer

                                     ANNEX A

                              NOTICE OF CONVERSION

       (TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES
                               OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series C 6% Convertible Preferred Stock indicated below, into shares of common stock, par value $.001 per share (the "Common Stock"), of Interactive Systems Worldwide Inc., a Delaware corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

       Date to Effect Conversion: _____________________________________________

       Number of shares of Preferred Stock owned prior to Conversion: _________

       Number of shares of Preferred Stock to be Converted: ___________________

       Stated Value of shares of Preferred Stock to be Converted: _____________

       Number of shares of Common Stock to be Issued: _________________________

       Applicable Conversion Price:____________________________________________

       Number of shares of Preferred Stock subsequent to Conversion: __________


                                                     [HOLDER]

                                                     By:_______________________
                                                          Name:
                                                          Title: